                                                                     EXHIBIT 5.1

                            FOLEY, HOAG & ELIOT LLP
                            One Post Office Square
                       Boston, Massachusetts  02109-2170
                          Telephone:  (617) 832-1000
                          Facsimile:  (617) 832-7000
                                 Telex 940693
                              http://www.fhe.com



                                  November 7, 1997



LIGHTBRIDGE, INC.
281 Winter Street
Waltham, Massachusetts  02154

Ladies and Gentlemen:

     We have acted as counsel for Lightbridge, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 70,000 shares of the Company's common stock, $.01 par value ("Common Stock"), issuable under options currently issued and outstanding (the "Options") pursuant to the Coral Systems, Inc. Amended and Restated Stock Option Plan (the "Plan").

     Pursuant to an Agreement and Plan of Reorganization dated as of September 9, 1997 among the Company, SeeCross Acquisition Corp. and Coral Systems, Inc. (the "Reorganization Agreement"), all of the Options, which previously were exercisable (subject to vesting in accordance with the terms thereof) to purchase shares of common stock of Coral Systems, Inc., were assumed by the Company and are now exercisable (subject to such vesting) to purchase shares of Common Stock. The number of shares of Common Stock that will actually be issuable upon exercises of the Options remains subject to adjustment, based upon certain determinations to be made after the date hereof in accordance with the terms of the reorganization Agreement. The shares of Common Stock issuable upon exercises of the Options, in the number finally determined pursuant to the terms of the Reorganization Agreement, are referred to herein as the "Option Shares."

     In arriving at the opinions expressed below, we have examined and relied on the following documents:

     (i)    the Registration Statement;

     (ii)   the Plan;

     (iii) an executed copy of the Reorganization Agreement, as amended by Amendment No. 1 thereto dated October 9, 1997 and Amendment No. 2 thereto dated November 6, 1997;

     (iv) the Amended and Restated Certificate of Incorporation of the Company;

     (v)    the By-Laws of the Company, as amended as of the date hereof; and

     (vi) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity

LIGHTBRIDGE, INC.
November 7, 1997
Page Two




of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

   We express no opinion other than as to the laws of the State of Delaware.

   Based upon the foregoing, we are of the opinion that the Company has the corporate power necessary for the issuance of the Option Shares under the Plan, as contemplated by the Registration Statement. The Option Shares have been duly authorized and, when issued against payment of the agreed consideration therefor in accordance with the respective exercise prices therefor as described in the options relating thereto and the Plan, will be validly issued, fully paid and non-assessable.

   We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                  Very truly yours,

                                  FOLEY, HOAG & ELIOT LLP



                                  By: /s/ Mark L. Johnson
                                    __________________________________
                                    A Partner